EXHIBIT 10.65

LEASE AGREEMENT

THIS LEASE AGREEMENT is made this 12th day of June 2003, between GRA Associates Limited, L.L.C., an Ohio limited liability company, doing business in North Carolina as GRA Durham Associates Limited, L.L.C. (“Landlord”), and the Tenant named below.

Tenant:	Gilead Sciences, Inc., a Delaware corporation

Tenant’s representative, address and telephone/fax no.:	John Sung
	333 Lakeside Drive, Foster City, CA 94404 (650) 522-5833 / (650) 522-5455 (fax)

Premises:

University Place IV and V (consisting of approximately 100,126 total rentable square feet);allocated as follows, approximately 51,302 rentable square feet located at 4611 University Drive and approximately 48,824 rentable square feet located at  4615 University Drive, Durham, North Carolina (collectively referred to herein as the “Buildings” or each individually as the “Building”) as shown in Exhibit A attached hereto and incorporated by reference.

Lease Term:

Beginning on the Commencement Date and ending on the last day of the seventy-second (72nd) full calendar month thereafter, plus two (2) seven (7) year options to renew as set forth in Addendum One, Section 9 below.

Commencement Date:	October 1, 2003

Initial Monthly Base Rent:	$120,985.58
	[See Addendum One, Section I as to Rent Schedule]

Initial Estimated Monthly Operating Expense Payments: (estimates only and subject to adjustment to actual costs and expenses according to the provisions of this Lease)	1.	Utilities:	Tenant’s responsibility [See Paragraph 7]

	2.	Common Area Charges:	$11,597.93

	3.	Taxes:	Tenant’s responsibility [See Paragraph 8]

	4.	Insurance:	$3,003.78

	5.	Others:	$0.00

Initial Estimated Monthly Operating Expense Payments:	Total:		$14,601.71

Initial Monthly Base Rent and Operating Expense Payments:			$135,587.29

Security Deposit:	N/A

Broker:	Craig Davis Properties, Inc. representing Landlord and Advantis Real Estate Services Company representing Tenant

Addenda:	One:	Additional Lease Provisions
	Two:	Move-Out Conditions Checklist
	Three:	Agreement of Subordination Nondisturbance and Attornment
	Four:	Memorandum of Lease

1.     Granting Clause.  In consideration of the obligation of Tenant to pay rent as herein provided and in consideration of the other terms, covenants, and conditions hereof, Landlord leases to Tenant, and Tenant takes from Landlord, the Premises, to have and to hold for the Lease Term, subject to the terms, covenants and conditions of this Lease.  The “Premises” shall include the separate legal parcel of land upon which each Building is situated together with the Buildings and other improvements located thereon, and a right of access thereto from adjacent public streets.

2.     Acceptance of Premises.  Tenant shall accept the Premises in its condition as of the effective date of this Lease subject to all applicable laws, ordinances, regulations, covenants and restrictions.  Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises are suitable for Tenant’s intended purposes.  Except as provided in Addendum One, Section 4 and/or Paragraph 10, in no event shall Landlord have any obligation for any defects in the Premises or any limitation on its use.  The taking of possession of the Premises, as of the effective date of this Lease, shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken except for items that are Landlord’s responsibility under Addendum One, Section 4 and/or Paragraph 10.

3.     Use.  The Premises shall be used only for the purpose of general office, commercial research and development activities, and for such other lawful purposes as may be incidental thereto.  Tenant shall not conduct or give notice of any auction, liquidation, or going out of business sale on the Premises.  Tenant will use the Premises in a careful, safe and proper manner and will not commit waste, overload the floor or structure of the Premises or subject the Premises to use that would damage the Premises.  Tenant shall not permit any unreasonable and objectionable or unpleasant odors, smoke, dust, gas, noise, or vibrations to emanate from the Premises, or take any other action that would constitute a nuisance or would disturb, unreasonably interfere with, or endanger Landlord or any tenants.  Outside storage, including without limitation, storage of inoperable trucks and other vehicles not used in Tenant’s daily business operations, is prohibited without Landlord’s prior written consent.  Tenant, at its sole expense, shall use and occupy the Premises in compliance with all laws, including, without limitation, the Americans With Disabilities Act, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises (collectively, “Legal Requirements”).  The Premises shall not be used as a place of public accommodation under the Americans With Disabilities Act or similar state statutes or local ordinances or any regulations promulgated thereunder, all as may be amended from time to time.  Tenant shall, at its expense, make any alterations or modifications, within or without the Premises that are required by Legal Requirements related to Tenant’s use or occupation of the Premises.  Notwithstanding the aforesaid, Landlord shall be responsible to make any alterations or improvements on the exterior of the Buildings required by Legal Requirements not related to Tenant’s specific use or occupation of the Premises.  Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance or increase the insurance risk.  If any increase in the cost of any insurance on the Premises is caused by Tenant’s use or occupation of the Premises, or because Tenant vacates the Premises, then Tenant shall pay the amount of such increase to Landlord.  Any occupation of the Premises by Tenant prior to the Commencement Date shall be subject to all obligations of Tenant under this Lease.

4.     Base Rent.  Tenant shall pay Base Rent in the amount set forth above.  The first month’s Base Rent and the first monthly installment of estimated Operating Expenses (as hereafter defined) shall be due and payable on the Commencement Date.  Tenant promises to pay to Landlord in advance, without demand, deduction or set-off during the term hereof, monthly installments of Base Rent on or before the first day of each calendar month succeeding the Commencement Date except as otherwise provided herein.  Payments of Base Rent for any fractional calendar month shall be prorated.  All payments required to be made by Tenant to Landlord hereunder shall be payable at such address as Landlord may specify from time to time by written notice delivered in accordance herewith.  The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations.  Tenant shall have no right at any time to abate, reduce, or set-off any rent due hereunder except as may be expressly provided in this Lease.  If Tenant is delinquent in any monthly installment of Base Rent or of estimated Operating Expenses for more than fifteen (15) days, Tenant shall pay to Landlord on demand a late charge equal to three and one half percent (3.5%) of such delinquent sum, provided however, Landlord shall forgive Tenant one (1) late charge per calendar year.  The provision for such late charge shall be in addition to all of Landlord’s other rights and remedies hereunder or at law.

5.     Security Deposit.  N/A

6.     Operating Expense Payments.

6.1           During each month of the Lease Term, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to 1/12 of the annual cost, as estimated by Landlord from time to time, of Operating Expenses for the Premises.  Payments thereof for any fractional calendar month shall be prorated.  The term “Operating Expenses” means all costs and expenses incurred by Landlord with respect to the ownership, maintenance, and operation of the Premises including, but not limited to costs of: insurance; utilities; maintenance and repair of all portions of the Premises, including without limitation, paving and parking areas, mowing, landscaping, utility lines, exterior lighting, irrigation, storm water charges; reasonable amounts paid to nonaffiliated contractors and subcontractors for work or services performed in connection with any of the foregoing; charges or assessments of The University Place Owners Association; property management fees payable to a property manager, not to exceed two percent (2%) of the Base Rent collected; security services, if any; and additions or alterations made by Landlord to the Premises in order to comply with Legal Requirements (other than those expressly required herein to be made by Tenant). See Addendum One, Section 5.

6.2           If any of the expenses described above are required to be capitalized under regulations of the Internal Revenue Code, then the maximum amount of such expenses included in Operating Expenses for any period shall be limited to an allocable portion of such capital expenditure, together with reasonable interest thereon, amortized over the estimated useful life of the capital item or fifteen (15) years, whichever is shorter.

6.3           If Tenant’s total payments of estimated Operating Expenses for any year are less than Tenant’s actual Operating Expenses for such year, then Tenant shall pay the difference to Landlord within thirty (30) days after demand, and if more, then Landlord shall retain such excess and credit it against Tenant’s next payments.  For purposes of calculating Tenant’s Operating Expenses, a year shall mean a calendar year except the first year, which shall begin on the Commencement Date, and the last year, which shall end on the expiration of this Lease, in which case, Tenant’s proportionate share of Operating Expenses shall be established as the number of months of tenancy under the Lease in that particular year divided by a twelve (12) month calendar year.

6.4           Notwithstanding anything to the contrary contained herein, for purposes of this Lease, the term “Operating Expenses” shall not include any of the following: (i) costs, expenses, depreciation or amortization for capital repairs and capital replacements required to be made by Landlord under Paragraph 10 of this Lease and any expense reserves; (ii) any expense that is an Operating Expense for which Landlord is actually reimbursed by insurance; (iii) the costs of repair or other work necessitated by the exercise of the power of eminent domain or by virtue of any casualty loss to the Premises, (iv) costs associated with the investigation and/or remediation of Hazardous Materials (hereafter defined) present in, on or about any portion of the Project, unless such costs and expenses are the responsibility of Tenant, in which event such costs and expenses shall be paid solely by Tenant; (v) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Project to the extent the same exceeds the costs of such by unaffiliated third parties on a competitive basis; (vi) any costs for Landlord’s general administrative expenses, management of the Project, time spent by Landlord or any of Landlord Parties, other than the property management fee specified in Paragraph 6.1, (vii) debt service under mortgages or ground rent under ground leases or master leases; (viii) costs incurred by Landlord in repairing structural portions of the roof and/or structural portions of the perimeter walls of the Building; (ix) costs incurred by Landlord in connection with the negotiation, performance or non-performance of any lease, (x) any costs arising from Landlord’s default under this Lease or Landlord’s violation of Legal Requirements or the gross negligence or willful misconduct of Landlord or (a) the individual partners, members, directors, officers, shareholders, agents or employees of Landlord, including without limitation, any property management company of Landlord and (b) the partners, members, directors, heirs, employees, representatives, agents, contractors, successors and assigns or any of person or entity mentioned in clause (a) above (collectively “Landlord Parties”); (xi) any capital improvement or repair cost incurred to reduce Operating Expenses to the extent such cost exceeds the Operating Expense reduction attributable thereto or to the extent such improvement or repair cost exceeds the amortized portion thereof permitted to be included in Operating Expenses as provided above; (xii) costs arising as a consequence of Landlord’s breach of this Lease; (xiii) costs arising as a consequence of the negligence, willful misconduct or violation of Legal Requirements of other members of the University Place Owners Association; (xiv) any Taxes, which shall be governed by

Paragraph 7 below; or (xv) any costs or liabilities arising in connection with the remediation, removal, investigation, mitigation, or clean up of any Hazardous Materials located on or about the Premises except to the extent caused by Tenant, its employees, contractors, agents and/or invitees.

6.5           By March 31st of each calendar year, or as soon thereafter as reasonably possible, Landlord shall furnish Tenant with an accounting of actual and accrued Operating Expenses (the “Annual Statement”) for the prior calendar year. Within thirty (30) days of Landlord’s delivery of such accounting, Tenant shall pay to Landlord the amount of any underpayment. Notwithstanding the foregoing, failure by Landlord to give such accounting by such date shall not constitute a waiver by Landlord of its right to collect any underpayment by Tenant at any time.  Landlord shall credit the amount of any overpayment by Tenant toward the next estimated monthly installment(s) falling due, or where the Term of the Lease has expired, refund the amount of overpayment to Tenant as soon as possible thereafter. If the Term of the Lease expires prior to the annual reconciliation of expenses Landlord shall have the right to reasonably estimate such expenses, and if Landlord determines that there has been an underpayment, Landlord may invoice Tenant for such amount which Tenant shall pay within thirty (30) days of its receipt thereof.  Failure by Landlord to accurately estimate such expenses or to otherwise perform such reconciliation of expenses shall not constitute a waiver of Landlord’s right to collect any of Tenant’s underpayment, or, subject to Addendum One Section 5, to adjust Tenant’s monthly estimated Operating Expense payments, at any time during the Term of the Lease or to so collect at any time after the expiration or earlier termination of this Lease.

6.6           After delivery to Landlord of at least thirty (30) days prior written notice, Tenant, at its sole cost and expense through any accountant designated by it, shall have the right to review, examine and/or audit the books and records of Landlord evidencing costs and expenses for which Tenant was billed for the previous calendar year, during Landlord’s reasonable business hours, but not more frequently than once during any calendar year. Any such accounting firm designated by Tenant may not be compensated on a contingency fee basis. The results of any such audit (and any negotiations between the parties related thereto) shall be maintained strictly confidential by Tenant and its accounting firm and shall not be disclosed, published or otherwise disseminated to any other party other than to Landlord and its authorized agents except as required by Legal Requirements or to permit Tenant to enforce its rights hereunder in any legal or other proceeding. Landlord and Tenant each shall use all reasonable efforts to cooperate in such negotiations and to promptly resolve any discrepancies between Landlord and Tenant in the accounting of such costs and expenses.  If Tenant gives no written request to Landlord to conduct such an audit within one-hundred-twenty (120) days of its receipt of Landlord’s prior year Annual Statement, Tenant’s right to audit shall cease, and the Landlord’s statement of costs and expenses shall be deemed accurate.

7.     Utilities.  Tenant shall pay for all water, gas, electricity, heat, light, power, telephone, sewer, sprinkler services, refuse and trash collection, and other utilities and services used on the Premises, all maintenance charges for utilities, and any other charges for utilities imposed by any governmental entity or utility provider, together with any taxes, penalties, surcharges or the like pertaining to Tenant’s use of the Premises.  Tenant shall pay its share of all charges for jointly metered utilities based upon consumption, as reasonably determined by Landlord.  No interruption or failure of utilities shall result in the termination of this Lease or the abatement of rent, except that if such interruption or failure of utilities results from a cause within Landlord’s reasonable control and the Premises are not useable by Tenant for the conduct of Tenant’s business as a result thereof, Base Rent and applicable Operating Expenses not actually incurred by Tenant shall be abated for the period which commences three (3) business days after the date Tenant gives Landlord notice of such interruption until such utilities are restored.

8.     Taxes.  Tenant shall pay all taxes, assessments and governmental charges (collectively referred to as “Taxes”) that accrue against the Premises during the Lease Term, before such amounts accrue any interest or penalties.  Tenant shall provide Landlord with evidence that the Taxes have been timely paid.  Not satisfying the tax liability on or before the due date of same shall be considered an Event of Default (as hereafter defined) under this Lease.  Provided Tenant does not take adequate action to contest taxes, when applicable, Landlord, at Tenant’s reasonable expense, may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens thereof.  All capital levies or other taxes assessed or imposed on Landlord upon the rents payable to Landlord under this Lease and any franchise tax, any excise, transaction, sales or privilege tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents from the Premises shall be paid by Tenant to Landlord monthly in estimated installments or upon demand, at the option of Landlord, as additional rent; provided, however, in no event shall Tenant be liable for any net income taxes imposed on Landlord unless such net income taxes are in substitution for any Taxes payable hereunder.  If any such tax or excise is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require.  Tenant shall be liable for all taxes levied or assessed against any personal property or fixtures placed in the Premises, whether levied or assessed against Landlord or Tenant.  See Addendum One, Section 6.

9.     Insurance.

9.1           Landlord shall maintain all-risk property insurance covering the full replacement cost of the Premises.  Subject to Landlord’s, and its lender’s, approval, Tenant has the right to maintain and pay for such insurance if Tenant can obtain such insurance at more favorable terms.  Landlord may, but is not obligated to, maintain such other insurance and  Except as otherwise expressly provided herein, premiums paid by Landlord for all such insurance shall be included as part of the Operating Expenses charged to Tenant.  The Premises may be included in a blanket policy (in which case the cost of such insurance allocable to the Premises will be determined by Landlord based upon the insurer’s cost calculations).  Tenant shall also reimburse Landlord for any increased premiums or additional insurance, which Landlord reasonably deems necessary as a result of Tenant’s particular use of the Premises.

9.2           Tenant, at its expense, shall maintain during the Lease Term: all risk property insurance covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense; worker’s compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with such limits as required by law; and commercial liability insurance, with a minimum limit of $1,000,000 per occurrence and a minimum umbrella limit of $5,000,000, for a total minimum combined general liability and umbrella limit of $6,000,000 (together with such additional umbrella coverage as Landlord may reasonably require) for property damage, personal injuries, or deaths of persons occurring in or about the Premises.  Landlord may from time to time require reasonable increases in any such limits.  The commercial liability policies shall name Landlord as an additional insured, insure on an occurrence and not a claims-made basis, be issued by insurance companies which are reasonably acceptable to Landlord, not be cancelable unless thirty (30) days’ prior written notice shall have been given to Landlord, contain hostile fire coverage and a contractual liability endorsement and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant’s policies).  Such policies or certificates thereof shall be delivered to Landlord by Tenant prior to commencement of the Lease Term and at least thirty (30) days prior to each renewal of said insurance.

9.3           The all-risk property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, their officers, directors, employees, managers, agents, invitees and contractors, in connection with any loss or damage thereby insured against.  Neither party nor its officers, directors, employees, managers, agents, invitees or contractors shall be liable to the other for loss or damage caused by any risk coverable by all-risk property insurance, and each party waives any claims against the other party, and its officers, directors, employees, managers, agents, invitees and contractors for such loss or damage.  The failure of a party to insure its property shall not void this waiver.  As to personalty only, Landlord and its agents, employees and contractors shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises from any cause whatsoever.

10    Landlord’s Maintenance and Repair Obligations

10.1         Landlord shall, at its expense, maintain properly, repair and replace, as necessary, the structural portions of the roof, foundation, and exterior walls of each Building comprising a portion of the Premises, reasonable wear and tear and uninsured losses and damages caused by Tenant, its agents and contractors excluded.  The term “walls” as used in this Paragraph 10 shall not include windows, glass or plate glass, doors or overhead doors, special store fronts, dock bumpers, dock plates or levelers, or office entries.  Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Paragraph 10, after which Landlord shall have a reasonable opportunity to repair.

10.2         Landlord, subject to reimbursement by Tenant pursuant to the provisions of Paragraph 6.1, shall maintain in good repair and condition portions of the Premises outside the foot prints of each of the Buildings, including but not limited to parking areas, driveways, alleys, landscape and grounds surrounding the Premises.

11    Tenant’s Repairs.  Subject to Landlord’s obligation in Paragraph 10 and subject to Paragraphs 6.4, 9, and 15, Tenant, at its expense, shall repair, replace and maintain in good condition all portions of the Premises and all areas, improvements and systems exclusively serving the Premises including, without limitation, dock and loading areas, truck doors, plumbing, water and sewer lines up to points of common connection, fire sprinklers and fire protection systems, entries, doors, ceilings and roof membrane, windows, interior walls, and the interior side of demising walls, and heating, ventilation and air conditioning systems.  Heating, ventilation and air conditioning systems and other mechanical and building systems serving the Premises shall be maintained at Tenant’s expense pursuant to maintenance service contracts entered into by Tenant (see Addendum One, Section 3 and Section 4).  If Tenant fails to perform any repair or replacement for which it is responsible within five (5) days after notice to Tenant, Landlord may perform such work and be reimbursed by Tenant within thirty (30) days after demand therefor.  Subject to Paragraphs 9 and 15, Tenant shall bear the full cost of any repair or replacement to any part of the Premises that results from uninsured damage caused by Tenant, its agents, contractors, employees, or invitees and any repair that benefits only the Premises.  Landlord shall bear the full cost of repair or replacement to any part of the Premises that results from uninsured damage caused by Landlord, its agents, employees, or contractors.

12.   Tenant-Made Alterations and Trade Fixtures.

12.1         Any alterations, additions, or improvements exceeding $100,000 in cost or any alterations, additions, or improvements structural in nature, made by or on behalf of Tenant to the Premises (“Tenant-Made Alterations”) shall be subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.  Tenant shall cause, at its expense, all Tenant-Made Alterations to comply with insurance requirements and with Legal Requirements and shall construct at its expense any alteration or modification required by Legal Requirements as a result of any Tenant-Made Alterations.  All Tenant-Made Alterations shall be constructed in a good and workmanlike manner by contractors reasonably acceptable to Landlord and only good grades of materials shall be used.  All plans and specifications for any Tenant-Made Alterations, structural changes and/or office modifications, shall be submitted to Landlord.  As to those plans and specifications for Tenant-Made Alterations requiring Landlord’s approval, such plans and specifications must receive Landlord’s approval prior to construction and/or installation thereof.  All Tenant Made Alterations, plans and specifications are deemed approved by Landlord if not approved or disapproved within ten (10) working days.  Landlord may monitor construction of the Tenant-Made Alterations.  Tenant shall reimburse Landlord for its reasonable costs in reviewing plans and specifications.  Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to see that such plans and specifications or construction comply with applicable laws, codes, rules and regulations.  Upon Landlord’s written request Tenant shall provide Landlord with the identities and mailing addresses of all persons performing work or supplying materials, prior to beginning such construction, and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law.  Tenant shall be solely responsible for payment for, and the completion of, all work free and clear of liens and shall provide certificates of insurance for worker’s compensation and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction.  Upon completion of any Tenant-Made Alterations, Tenant shall deliver to Landlord sworn statements setting forth the names of all contractors and subcontractors who did work on the Tenant-Made Alterations and final lien waivers from all such contractors and subcontractors.  Upon surrender of the Premises, all Tenant-Made

Alterations and any leasehold improvements constructed by Landlord or Tenant shall remain on the Premises as Landlord’s property, except to the extent Landlord requires removal at Tenant’s expense of any such items or Landlord and Tenant have otherwise agreed in writing in connection with Landlord’s consent to any Tenant-Made Alterations.  Tenant shall repair any damage caused by such removal.

12.2         Tenant, at its own cost and expense and without Landlord’s prior approval, may install or erect such shelves, bins, laboratory equipment, plumbing, electrical and data wiring, machinery and other trade fixtures (collectively “Trade Fixtures”) in the ordinary course of its business provided that such items do not alter the basic character of the Premises, do not overload or damage the Premises, and may be removed without injury to the Premises, and the construction, erection, and installation thereof complies with all Legal Requirements and, if applicable, with Landlord’s requirements set forth above.  Tenant shall remove its Trade Fixtures and shall repair any damage caused by such removal, provided, however, with respect to plumbing and wiring, upon removal of Trade Fixtures connected to such wiring or plumbing, Tenant may elect to leave the plumbing and wiring in place and neatly cap such items to Landlord’s reasonable satisfaction at the level of the wall or ceiling as the case may be.

12.3         Ownership by Tenant.  During the term of this Lease, Tenant’s personal property (hereinafter referred to as “Tenant’s Property”) shall at all times be owned by Tenant, and Tenant shall be entitled to all depreciation, amortization and other tax benefits with respect thereto.  Landlord shall have no lien or other interest whatsoever in any such item of Tenant’s Property during the Lease Term, and, except as expressly set forth in this Paragraph 12 to the contrary, Landlord hereby waives all liens and interests in Tenant’s Property and shall have no right to require surrender of any Tenant’s Property.  Within twenty (20) days following Tenant’s request, Landlord shall execute documents in form reasonably acceptable to Tenant and Landlord evidencing Landlord’s waiver of any right, title, lien or interest in such property of Tenant located in the Premises other than the rights of Landlord set forth in this Paragraph 12.  If Landlord incurs any cost or expense, including the cost of Landlord’s employees, in connection with obtaining the consent of Landlord’s lender to any requirement of Tenant in connection with Tenant’s Property, Tenant shall pay Landlord, as Additional Rent, for such cost or expense within ten (10) days after Landlord notifies Tenant of the amounts due

13.   Signs.  Tenant shall not make any changes to the exterior of the Premises, install any exterior lights, decorations, balloons, flags, pennants, banners, or painting, or erect or install any signs, windows or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises, without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.  Upon surrender or vacation of the Premises, Tenant shall have removed all signs and repair, paint, and/or replace the Premises facia surface to which its signs are attached.  Tenant shall obtain all applicable governmental permits and approvals for sign and exterior treatments.  All signs, decorations, advertising media, blinds, draperies and other window treatment or bars or other security installations visible from outside the Premises shall be subject to Landlord’s approval and conform in all respects to any applicable University Place signage restrictions and/or specifications.  Notwithstanding anything herein to the contrary, Tenant’s signage on the exterior of the Buildings where the Premises are located, and the Premises, on the date thereof, is hereby approved for all purposes, and Landlord and Tenant shall have the exclusive right to maintain signage on the exterior of such Buildings during the Lease Term.

14.   Parking.  Tenant shall be entitled to use all of the parking located around the Premises, as shown on Exhibit B attached hereto and incorporated by reference.  Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties.

15.   Restoration.

15.1         Following damage or destruction to the Premises, within the sixty (60) day period (“Restoration Estimate Period”) following the occurrence of the damage or destruction, Landlord’s architect shall give to Landlord and Tenant a reasonable estimate (“Landlord Architect’s Estimate”) of the time required to restore the Building or Buildings and other improvements comprising the Premises excluding Tenant’s specialty improvements (“Landlord’s Work”), and excluding from such time estimate the time required to replace any specialty improvements installed in connection with Tenant’s research and development activities in the Premises, including without limitation, laboratory equipment and ancillary building service equipment required because of such research and development activities. If Landlord gives the Landlord Architect’s Estimate to Tenant within the Restoration Estimate Period, then the Landlord Architect’s Estimate shall be the “Architect’s Certificate”, and Paragraph 15.2  shall be of no force or effect.

15.2         During the Restoration Estimate Period, Tenant may select an architect to prepare a reasonable estimate of the time required to complete the Landlord’s Work (“Tenant Architect’s Estimate”), and, if (i) the Landlord fails to give Tenant the Landlord Architect’s Estimate within the Restoration Estimate Period and (ii) Tenant gives Landlord the Tenant’s Architect’s Estimate within the Restoration Estimate Period, then the Tenant Architect’s Estimate shall be the “Architect’s Certificate”.

15.3         If within the Restoration Estimate Period (i) Landlord’s Architect fails to give the Landlord Architect’s Estimate and (ii) the Tenant’s Architect fails to give the Tenant Architect’s Estimate, then it shall be deemed that the Landlord Architect’s Estimate was given on such 60th day and shall be deemed to be the “Architect’s Estimate”, and it shall be deemed that the Landlord’s Work can be restored in nine (9) months or less following the occurrence of the loss.

15.4         If the Architect’s Estimate is that the Landlord’s Work cannot be completed in nine (9) months or less, then either Landlord or Tenant may elect to terminate this Lease in its entirety upon notice to the other party given no later than thirty (30) days after Tenant’s receipt of the Architect’s Estimate.  If neither party elects to terminate this Lease or if the Architect’s Certificate states that Landlord’s Work will take six (6) months or less, then, subject to receipt of sufficient insurance proceeds, Landlord shall promptly restore the Premises excluding the specialty improvements installed by Tenant or by Landlord and paid for by Tenant, subject to delays arising from the collection of insurance proceeds or from Force Majeure events.  Within ninety (90) days following the occurrence of the loss, Landlord shall notify Tenant in writing whether or not Landlord has sufficient insurance proceeds to complete Landlord’s Work, and if

Landlord does not in such notice confirm the sufficiency of insurance proceeds, Tenant shall have the right to terminate this Lease.  Except in the event the Lease is terminated or as otherwise provided herein, Tenant at Tenant’s expense, except if same is necessitated by Landlord’s acts or omissions, shall promptly perform, subject to delays arising from the collection of insurance proceeds, or from Force Majeure events, all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease.  Notwithstanding the foregoing, either party may terminate this Lease if the Premises are materially damaged during the last year of the Lease Term and Landlord reasonably estimates that it will take more than one month to repair such damage.  Tenant shall pay to Landlord with respect to any damage to the Premises the pro-rata amount of the commercially reasonable deductible (up to $25,000) under Landlord’s insurance policy within ten (10) days after presentment of Landlord’s invoice.  If the damage involves the premises of other tenants, Tenant shall pay the portion of the deductible that the cost of the restoration of the Premises bears to the total cost of restoration, as determined by Landlord.  Base Rent, Operating Expenses and Taxes shall be abated for the period of repair and restoration in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises.  Such abatement shall be the sole remedy of Tenant, and except as provided herein, Tenant waives any right to terminate the Lease by reason of damage or casualty loss.

16.   Condemnation.  If any part of the Premises or the parking lot servicing the Premises should be taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would prevent or materially interfere with Tenant’s use of the Premises or in Landlord’s judgment would materially interfere with or impair its ownership or operation of the Premises, then upon written notice by Tenant or Landlord respectively, this Lease shall terminate, and Base Rent shall be apportioned as of said date.  If part of the Premises shall be Taken, and this Lease is not terminated as provided above, the Base Rent payable hereunder during the unexpired Lease Term shall be reduced to such extent as may be fair and reasonable under the circumstances.  In the event of any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award.  Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for damages for cessation or interruption of Tenant’s business, moving expenses and damage to Tenant’s Trade Fixtures and other personal property.

17.   Assignment and Subletting.

17.1         Without Landlord’s prior written consent, which consent shall not be unreasonably conditioned, delayed or withheld (see Addendum One, Section 8), Tenant shall not assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises and any attempt to do any of the foregoing shall be void and of no effect.   Tenant shall reimburse Landlord for all of Landlord’s reasonable out-of-pocket expenses in connection with any assignment or sublease.

17.2         Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully responsible and liable for the payment of the rent and for compliance with all of Tenant’s other obligations under this Lease (regardless of whether Landlord’s approval has been obtained for any such assignments or sublettings).  In the event that the rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto) exceeds the rental payable under this Lease, then Tenant shall be bound and obligated to pay Landlord as additional rent , within ten (10) days following receipt thereof by Tenant hereunder, fifty percent (50%) of such excess rental and other excess consideration after deducting therefrom (i) the rental value attributable to Tenant’s improvements installed at Tenant’s expense after the commencement of this Lease, if any, and (ii) reasonable and customary expenses, if any, incurred by Tenant for commissions, legal costs, and other additional costs reasonably associated with the sublease.

17.3         If this Lease be assigned or if the Premises be subleased (whether in whole or in part) or in the event of the mortgage, pledge, or hypothecation of Tenant’s leasehold interest or grant of any concession or license within the Premises or if the Premises be occupied in whole or in part by anyone other than Tenant, then upon a default by Tenant hereunder Landlord may collect rent from the assignee, sublessee, mortgagee, pledgee, party to whom the leasehold interest was hypothecated, concessionee or licensee or other occupant and, except to the extent set forth in the preceding paragraph, apply the amount collected to the next rent payable hereunder; and all such rentals collected by Tenant shall be held in trust for Landlord and immediately forwarded to Landlord.  No such transaction or collection of rent or application thereof by Landlord, however, shall be deemed a waiver of these provisions or a release of Tenant from the further performance by Tenant of its covenants, duties, or obligations hereunder.

17.4         Notwithstanding anything herein to the contrary, Landlord acknowledges that portions of the Premises were subleased to (1) Trimeris, Inc., a Delaware corporation, pursuant to the Agreement of Sublease, dated December 14, 2001, executed by Tenant and Trimeris, Inc., and Landlord has consented thereto, and (2) Krenitsky Pharmaceuticals, Inc., a North Carolina corporation, pursuant to the Sublease, dated February 20, 1996, and the First Amendment thereto, dated August 10, 1998, each as executed by Tenant and Krenitsky Pharmaceuticals, Inc., and Landlord has consented thereto.

17.5         Notwithstanding anything to the contrary in this Paragraph 17, the assignment or subletting by Tenant of all or any portion of this Lease or the Premises to (i) a parent or subsidiary of Tenant, or (ii) any person or entity which controls, is controlled by or under the common control with Tenant, or (iii) any entity which purchases all or substantially all of the assets of Tenant, or (iv) any entity into which Tenant is merged or that is merged into Tenant or consolidated (all such persons or entities described in clauses (i), (ii), (iii) and (iv) being sometimes herein referred to as “Affiliates”) shall not be deemed a Transfer under this Paragraph 17 (hence, the aforesaid events shall not be subject to obtaining Landlord’s prior consent), provided in all instances that:

17.5.1      Any such assignment or sublease shall be subject to all of the terms and provisions of this Lease, and such assignee or sublessee (i.e. any such Affiliate), other than in the case of an Affiliate resulting from a merger or consolidation, shall assume and any sublessee shall agree to be bound by, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such assignment or sublease, all the obligations of Tenant under this Lease; and

17.5.2      As to any assignment or sublease, Tenant and any guarantor shall remain fully liable for all obligations to be performed by Tenant under this Lease, except in the case of an Affiliate resulting from the acquisition of all or substantially all of the assets of Tenant or from a merger or consolidation, provided (i) such merger, consolidation, or transfer of assets is for a good business purpose and not principally for the purpose of transferring Tenant’s leasehold estate and (ii) the assignee or successor entity has a net worth of at least $100 million dollars.

18.   Indemnification.

18.1         Tenant Indemnity.  Subject to Paragraph 8 and except for the negligence or willful misconduct of Landlord, its agents, employees or contractors, and to the extent permitted by law, Tenant agrees to indemnify, defend and hold harmless Landlord, and Landlord’s agents, employees and contractors, from and against any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) resulting from claims by third parties for injuries to any person and damage to or theft or misappropriation or loss of property occurring in or about the Premises and arising from the use and occupancy of the Premises or from any activity, work, or thing done, permitted or suffered by Tenant in or about the Premises or due to any other act or omission of Tenant, its subtenants, assignees, invitees, employees, contractors and agents.  The furnishing of insurance required hereunder shall not be deemed to limit Tenant’s obligations under this Paragraph 18.

18.2         Landlord Indemnity.  Subject to Paragraph 8 and except for the negligence or willful misconduct of Tenant, its agents, employees or contractors, and to the extent permitted by law, Landlord agrees to indemnify, defend and hold harmless Tenant and Tenant’s agents, employees and contractors, from and against any losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees) resulting from claims by third parties for injuries to any person or damage to or theft or misappropriation or loss of property occurring in or about the Premises and arising from any act or omission of Landlord, its assignees, employees, contractors, and agents.  The furnishing of insurance required hereunder shall not be deemed to limit Landlord’s obligations under this Paragraph 18.

19.   Inspection and Access.  Landlord and its agents, representatives, and contractors may, with one (1) business day prior telephonic notice and escort by a representative of Tenant (which Tenant is responsible to provide), enter the Premises at any reasonable time to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease and for any other business purpose, provided, however, that in the case of an emergency, prior telephonic notice from Landlord shall be deemed sufficient; provided, further, that Landlord or its inspecting representative shall at all times comply with applicable health and safety regulations, shall take all steps reasonably requested to protect and preserve Tenant property, and shall avoid any unnecessary interference with Tenant’s business operations. Landlord and Landlord’s representatives may enter the Premises during business hours for the purpose of showing the Premises to prospective purchasers and, during the last year of the Lease Term, to prospective tenants.  Upon the expiration or nonexercising of Tenant’s Renewal Options as set forth in Addendum One Section 9 Landlord may erect a suitable sign on the Premises stating the Premises are available to let or that the Premises is available for sale.  Other than within, over or under the Buildings, Landlord may grant easements, make public dedications, designate common areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially interferes with Tenant’s use or occupancy of the Premises.  At Landlord’s request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions.

20.   Quiet Enjoyment.  If Tenant shall perform all of the covenants and agreements herein required to be performed by Tenant, Tenant shall, subject to the terms of this Lease, at all times during the Lease Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

21.   Surrender.  Upon termination of the Lease Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Paragraphs 15 and 16 excepted.  Any Trade Fixtures, Tenant-Made Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and disposition of such property.  All obligations of Tenant or Landlord hereunder not fully performed as of the termination of the Lease Term shall survive the termination of the Lease Term, including without limitation, indemnity obligations, payment obligations with respect to Operating Expenses and obligations concerning the condition and repair of the Premises.  See also Addendum Two.

22.   Holding Over.  If Tenant retains possession of the Premises after the termination of the Lease Term, unless otherwise agreed in writing, such possession shall be subject to immediate termination by Landlord at any time, and all of the other terms and provisions of this Lease (excluding any expansion or renewal option or other similar right or option) shall be applicable during such holdover period, except that Tenant shall pay Landlord from time to time, within ten (10) days of demand, as Base Rent an amount equal to one hundred fifty percent (150%) of the Base Rent in effect on the termination date, computed on a monthly basis for each month or part thereof during such holding over.  All other payments shall continue under the terms of this Lease.  In addition, Tenant shall be liable for all damages incurred by Landlord as a result of such holding over.  No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Paragraph 22 shall not be construed as consent for Tenant to retain possession of the Premises.

23.   Events of Default.  Each of the following events shall be an event of default (“Event of Default”) by Tenant under this Lease:

23.1         Tenant shall fail to pay any installment of Base Rent or fail to make any other payment required herein when due, and such failure shall continue for a period of ten (10) days after Tenant’s receipt of written notice of such failure from Landlord, provided however that Landlord shall be obligated to provide such written notice no more than twice in any consecutive twelve (12) month period during the Lease Term whereafter any such failure by Tenant to pay within ten (10) days of the date such payment was due shall constitute an Event of Default hereunder.

23.2         Tenant or any guarantor or surety of Tenant’s obligations hereunder shall (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “proceeding for relief”); (C) become the subject of any proceeding for relief which is not dismissed within one-hundred-twenty (120) days of its filing or entry; or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

23.3         Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed, except, in each case, as permitted in this Lease, where such failure continues for five (5) days after written notice of such failure.

23.4         Tenant shall not occupy or shall vacate the Premises or shall fail to continuously operate its business at the Premises for the permitted use set forth herein, whether or not Tenant is in monetary or other default under this Lease, and fail to insure that the Premises (i) are adequately secured and not readily subject to vandalism, (ii) are and will be properly maintained and adequately heated after such vacation, and (iii) continue to comply with Tenant’s insurance obligations hereunder.

23.5         Tenant shall assign, sublease or otherwise transfer Tenant’s interest in or with respect to this Lease except as otherwise permitted in this Lease, where not rescinded within five (5) days written notice of such transfer.

23.6         Tenant shall fail to discharge, bond or insure over, any lien placed upon the Premises in violation of this Lease within thirty (30) days after Tenant has received written notice that any such lien or encumbrance is filed against the Premises.

23.7         Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Paragraph 23, and except as otherwise expressly provided herein, where such default shall continue for more than thirty (30) days after  written notice from Landlord.  However, it shall not be an Event of Default hereunder if such failure cannot reasonably be cured within such thirty (30) day period, and Tenant promptly commences the cure of such default and thereafter diligently proceeds with same to completion, taking all actions necessary to cure such failure as soon as is reasonably possible, but in no event shall the completion of such cure be later than ninety (90) days after the date on which Landlord delivers to Tenant written notice of such failure, unless Landlord, agrees in writing to a longer period of time based upon circumstances relating to such failure as well as the nature of the failure and the nature of the actions necessary to cure such failure.

24.   Landlord’s Remedies.

24.1         Upon each occurrence of an Event of Default and so long as such Event of Default shall be continuing, Landlord may at any time thereafter at its election: terminate this Lease or Tenant’s right of possession, (but Tenant shall remain liable as hereinafter provided) and/or pursue any other remedies at law or in equity.  Upon the termination of this Lease or termination of Tenant’s right of possession, it shall be lawful for Landlord, without formal demand or notice of any kind, to re-enter the Premises by summary dispossession proceedings or any other action or proceeding authorized by law and to remove Tenant and all persons and property therefrom.  If Landlord re-enters the Premises, Landlord shall have the right to keep in place and use, or remove and store, all of the furniture, fixtures and equipment at the Premises.

24.2         If Landlord terminates this Lease, Landlord may recover from Tenant the sum of all Base Rent and all other amounts accrued hereunder to the date of such termination; the cost of reletting the whole or any part of the Premises, including without limitation brokerage fees and/or leasing commissions incurred by Landlord, and costs of removing and storing Tenant’s or any other occupant’s property, repairing, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant or tenants, and all reasonable expenses incurred by Landlord in pursuing its remedies, including reasonable attorneys’ fees and court costs; and the excess of the then present value of the Base Rent and other amounts payable by Tenant under this Lease as would otherwise have been required to be paid by Tenant to Landlord during the period following the termination of this Lease measured from the date of such termination to the expiration date stated in this Lease, over the present value of any net amounts which Tenant establishes Landlord can reasonably expect to recover by reletting the Premises for such period, taking into consideration the availability of acceptable tenants and other market conditions affecting leasing.  Such present values shall be calculated at a discount rate equal to the 90-day U.S. Treasury bill rate at the date of such termination.

24.3         If Landlord terminates Tenant’s right of possession (but not this Lease), Landlord will make commercially reasonable efforts to relet the Premises for the account of Tenant for such rent and upon such terms as shall be reasonably satisfactory to Landlord without thereby releasing Tenant from any liability hereunder and without demand or notice of any kind to Tenant.  For the purpose of such reletting Landlord is authorized to make any repairs, changes, alterations, or additions in or to the Premises as Landlord deems reasonably necessary or desirable.  If the Premises are not relet, then Tenant shall pay to Landlord as damages a sum equal to the amount of the rental reserved in this Lease for such period or periods, plus the cost of recovering possession of the Premises (including attorneys’ fees and costs of suit), the unpaid Base Rent and other amounts accrued hereunder at the time of repossession, and the costs incurred in any attempt by Landlord to relet the Premises.  If the Premises are relet and a sufficient sum shall not be realized from such reletting [after first deducting therefrom, for retention by Landlord, the unpaid Base Rent and other amounts accrued hereunder at the time of reletting, the cost of recovering possession (including attorneys’ fees and costs of suit), all of the costs and expense of repairs, changes, alterations, and additions, the expense of such reletting (including without limitation brokerage fees and leasing commissions) and the cost of collection of the rent accruing therefrom to satisfy the rent provided for in this Lease to be paid, then Tenant shall immediately satisfy and pay any such deficiency.  Any such payments due Landlord shall be made upon demand therefor from time to time and Tenant agrees that Landlord may file suit to recover any sums falling due from time to time.  Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect in writing to terminate this Lease for such previous breach.

24.4         Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, whether by agreement or by operation of law, it being understood that such surrender and/or termination can be effected only by the written agreement of Landlord and Tenant.  Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same.  Tenant and Landlord further agree that forbearance or waiver by Landlord to enforce its rights pursuant to this Lease or at law or in equity, shall not be a waiver of Landlord’s right to enforce one or more of its rights in connection with any subsequent default.  A receipt by Landlord of rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord.  To the greatest extent permitted by law, Tenant waives the service of notice of Landlord’s intention to re-enter as provided for in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge.  The terms “enter,” “re-enter,” “entry” or “re-entry,’ as used in this Lease, are not restricted to their technical legal meanings.  Any reletting of the Premises shall be on such terms and conditions as Landlord in its sole discretion may determine (including without limitation a term different than the remaining Lease Term, rental concessions, alterations and repair of the Premises, and lease of less than the entire Premises to any tenant .  Landlord shall not be liable, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or collect rent due in respect of such reletting, unless Landlord has not made commercially reasonable efforts in regards thereto.

25.   Tenant’s Remedies/Limitation of Liability.  Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within thirty (30) days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of thirty (30) days, then after such period of time as is reasonably necessary).  All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.  If Landlord defaults in the performance of its repair obligations pursuant to Paragraph 10 of the Lease and does not cure such default within thirty (30) days after written notice from Tenant specifying the default (or does not within said period commence and diligently proceed and continue to cure such default within a reasonable period of time), Tenant, without waiver of or prejudice to any other right or remedy it may have, shall have the right, at any time thereafter, to cure such default for Landlord’s account, and Landlord shall reimburse Tenant within thirty (30) days of receipt of invoice for any reasonable amount paid to effect such cure and any expense or contractual liability so incurred, with interest from the date of disbursement at the Default Rate.  All obligations of Landlord under this Lease will be binding upon Landlord only as to the period of its ownership of the Premises and not thereafter.  The term “Landlord” in this Lease shall mean only the owner, for the time being of the Premises, and in the event of the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Lease Term upon each new owner for the duration of such owner’s ownership.  Any liability of Landlord under this Lease shall be limited solely to its interest in the Premises, and in no event shall any personal liability be asserted against Landlord in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord.

26.   Subordination.

26.1         This Lease and Tenant’s interest and rights hereunder are and shall be subject and subordinate at all times to the lien of any first mortgage, now existing or hereafter created on or against the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant.  Tenant agrees, at the election of the holder of any such mortgage, to attorn to any such holder.  Tenant agrees upon demand to execute, acknowledge and deliver such instruments, confirming such subordination and such instruments of attornment as shall be reasonably requested by any such holder.  Notwithstanding the foregoing, any such holder may at any time subordinate its mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution, delivery or recording and in that event such holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such mortgage and had been assigned to such holder.  The term “mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “holder” of a mortgage shall be deemed to include the beneficiary under a deed of trust.

26.2         Notwithstanding anything herein to the contrary, the subordination of this Lease and Tenant’s obligation to attorn to anyone other than the Landlord named herein is contingent upon the written agreement, in recordable form, of any beneficiary under any deed of trust affecting the Premises or any subsequent owner of the Premises agreeing, provided there has been no Event of Default by Tenant, to not disturb the possession of Tenant of the Premises in the event of any foreclosure of any deed of trust or other transfer of the Premises in substantially the form and content as attached hereto as Addendum Three.

27.   Mechanic’s Liens.  Tenant has no express or implied authority to create or place any lien or encumbrance of any kind upon, or in any manner to bind the interest of Landlord or Tenant in, the Premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs.  Tenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises and that it will save and hold Landlord harmless from all loss, cost or expense based on or arising of asserted claims or liens against the leasehold estate or against the interest of Landlord in the Premises or under this Lease.  Tenant shall give Landlord immediate written notice of the placing of any lien or encumbrance against the Premises and cause such lien or encumbrance to be discharged within thirty (30) days of Tenant’s receipt of notice of the filing of recording thereof; provided, however, Tenant may contest such liens or encumbrances as long as such contest prevents foreclosure of the lien or encumbrance and Tenant causes such lien or encumbrance to be bonded or insured over in a manner satisfactory to Landlord within such thirty (30) day period.

28.   Estoppel Certificates.  Within fifteen (15) business days after receipt of a written request therefore by Landlord, or any mortgagee of Landlord’s interest in the Premises, or in the event that upon any sale, assignment or hypothecation of the Premises, or any part thereof or interest therein by Landlord, if an estoppel certificate shall be required from Tenant, Tenant agrees to deliver, in recordable form, a certificate to any mortgagee or proposed mortgagee or purchaser, or to Landlord, certifying and confirming all material terms of the Lease, including, but not limited to, that Tenant is in possession of the Premises, has unconditionally accepted the same and is currently paying the Base Rent reserved herein; that this Lease is unmodified and in full force and effect (or if there have been modifications; that the Lease is in full force and effect as modified and stating the modifications); that, to Tenant’s knowledge, there are no defaults by Landlord therein, and no defenses or offsets thereto, or stating those claimed by Tenant.  Such certificate shall also state the date to which the Base Rent and other charges hereunder have been paid by Tenant.  Failure of Tenant to respond within said fifteen (15) business day period in addition to constituting a default hereunder, shall constitute an acknowledgment that the matters set forth in such request and the proposed certificate, if any, so submitted are true and accurate.  Tenant shall also cause each Guarantor of Tenant’s obligations under this Lease, if any, to join in such estoppel certificate.

29.   Environmental Requirements.

29.1         Except for Hazardous Materials (hereinafter defined) contained in products used by Tenant and de minimis quantities for ordinary cleaning and office purposes, Tenant shall not permit or cause any party to bring any Hazardous Material upon the Premises or transport, store, use, generate, manufacture or release any Hazardous Materials in or about the Premises without Landlord’s prior written consent.  Tenant, at its sole cost and expense, shall operate its business in the Premises in strict compliance with all Environmental Requirements and shall remediate Hazardous Materials released on or from the Premises by Tenant, its agents, employees, contractors, subtenants or invitees as required by the Environmental Requirements.  Tenant shall complete and certify to disclosure statements as requested by Landlord from time to time relating to Tenant’s transportation, storage, use, generation, manufacture or release of Hazardous Materials on the Premises.  The term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any governmental authority or agency regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder.  The term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas).  As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant, its agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

29.2         Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all losses (including, without limitation, diminution in value of the Premises and loss of rental income), claims, demands, actions, suits, damages (including, without limitation, punitive damages), expenses (including, without limitation, remediation, removal, repair, corrective action, or cleanup expenses), and costs (including, without limitation, actual attorneys’ fees, consultant fees or expert fees and including, without limitation, removal or management of any asbestos brought into the property or disturbed in breach of the requirements of this Paragraph 29, regardless of whether such removal or management is required by law) which are brought or recoverable against, or suffered or incurred by Landlord as a result of any release of Hazardous Materials for which Tenant is obligated to remediate as provided above or any other breach of the requirements under this Paragraph 29 by Tenant, its agents, employees, contractors, subtenants, assignees or invitees, regardless of whether Tenant had knowledge of such noncompliance.  The obligations of Tenant under this Paragraph 29 shall survive any termination of this Lease.

29.3         Landlord shall have access to, and a right to perform inspections and tests of, the Premises to determine Tenant’s compliance with Environmental Requirements, its obligations under this Paragraph 29, or the environmental condition of the Premises.  Access shall be granted to Landlord upon Landlord’s prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant’s operations.  Such inspections and tests shall be conducted at Landlord’s expense, unless such inspections or tests reveal that Tenant has not complied with any Environmental Requirement, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests.  In all cases, Landlord shall promptly provide Tenant with written results of such inspections and tests.  Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant.

29.4         If Hazardous Materials are hereafter discovered on the Premises, and the presence of such Hazardous Materials is not the result of Tenant’s use of the Premises or any act or omission of Tenant or its agents, employees, contractors, subtenants or invitees, and the presence of such Hazardous Materials results in any contamination, damages, or injury to the Premises that materially and adversely affects Tenant’s occupancy or use of the Premises, Landlord shall promptly take all actions at its sole expense as are necessary to remediate such Hazardous Materials and as may be required by the Environmental Requirements.  Within 30 days after notification from Tenant supported by reasonable documentation setting forth such presence or release of Hazardous Materials, and after Landlord has been given  a reasonable period of time after such 30-day period to conduct its own investigation to confirm such presence or release of Hazardous Materials, Landlord shall either terminate this Lease or commence to remediate such Hazardous Materials within sixty (60) days after the completion of Landlord’s investigation and thereafter diligently prosecute such remediation to completion.  If Landlord fails to commence such remediation or if Landlord commences such remediation and fails to diligently prosecute same until completion, then Tenant may terminate this Lease by written notice to Landlord after expiration of 30 days following a notice to Landlord that Tenant intends to terminate this Lease if Landlord does not promptly commence or diligently prosecute the remediation within such 30-day period.  If Landlord commences remediation pursuant to this paragraph, Base Rent and Operating Expenses shall be equitably adjusted if and to the extent and during the period the Premises are unsuitable for Tenant’s business.  Notwithstanding anything herein to the contrary, if Landlord obtains a letter from the appropriate governmental authority that no further remediation is required prior to the effective date of any such termination, such termination shall be null and void and this Lease shall remain in full force and effect.

30.           Rules and Regulations.  Tenant shall, at all times during the Lease Term and any extension thereof, comply with the current rules and regulations established by Landlord covering use of the Premises which are attached hereto and may be modified from time to time with written agreement of Landlord and Tenant.  In the event of any conflict between said rules and regulations and other provisions of this Lease, the other terms and provisions of this Lease shall control.

31.           Security Service.  Tenant acknowledges and agrees that, while Landlord may patrol the Premises, Landlord is not providing any security services with respect to the Premises and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises.

32.           Force Majeure.  Neither Landlord nor Tenant shall be held responsible for delays in the performance of their respective nonmonetary obligations hereunder when caused by strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefor, governmental restrictions, governmental regulations, governmental controls, delay in issuance of permits, enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes beyond the reasonable control of Landlord or Tenant as the case may be (“Force Majeure”).

33.           Entire Agreement.  This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof.  No representations, inducements, promises or agreements, oral or written, have been made by Landlord or Tenant, or anyone acting on behalf of Landlord or Tenant, which are not contained herein, and any prior agreements, promises, negotiations, or representations are superseded by this Lease.  This Lease may not be amended except by an instrument in writing signed by both parties hereto.

34.           Severability.  If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby.  It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

35.          Brokers.

35.1         Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, other than the broker, if any, set forth on the first page of this Lease, and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

35.2         Landlord represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction other than the broker set forth on the first page of this Lease and that no other broker, agent or other person brought about this transaction, and Landlord agrees to indemnify and hold Tenant harmless from any and all claims by any broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Landlord with regard to this leasing transaction.

36.          Miscellaneous.

36.1         Any payments or charges due from Tenant to Landlord hereunder shall be considered rent for all purposes of this Lease.

36.2         If and when included within the term “Tenant,” as used in this instrument, there is more than one person, firm or corporation, each shall be jointly and severally liable for the obligations of Tenant.

36.3         All notices required or permitted to be given under this Lease shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by a reputable national overnight courier service, postage prepaid, or by hand delivery addressed to the parties at their addresses below:

Landlord:	GRA Durham Associates Limited, L.L.C.
Attn: Peter Galvin
1840 Stonelake Drive
Cleveland, OH 44122

With a Copy to:	Craig Davis Properties, Inc.
Attn: UP Property Manager
940 N.W. Cary Parkway, Suite 101
Cary, NC 27513

Tenant:	Gilead Sciences, Inc.
Attn: John Sung
333 Lakeside Drive
Foster City, California 94404
cc: Legal Department

Either party may by notice given aforesaid change its address for all subsequent notices.  Except where otherwise expressly provided to the contrary, notice shall be deemed given upon delivery.

36.4         Except as otherwise expressly provided in this Lease, neither party shall unreasonably withhold, condition or delay any consent or approval.

36.5         At Landlord’s request from time to time Tenant shall furnish Landlord with true and complete copies of its most recent annual and quarterly financial statements prepared by Tenant or Tenant’s accountants and reported on Forms 10K and 10Q.

36.6         Upon Tenant’s written request, Landlord shall prepare and execute a memorandum of lease to be recorded in the Durham County Registry, such memorandum to be substantially similar in form and content to the memorandum attached hereto as Addendum Four.

36.7         The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto.

36.8         The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

36.9         Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.  The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

36.10       Any amount, other than Base Rent or Operating Expenses, not paid by Tenant within ten (10) days after its due date in accordance with the terms of this Lease shall bear interest from such due date until paid in full at the lesser of an interest rate equivalent to the Prime Rate as published in the Wall Street Journal on the date said amount was due plus five percent (5%), or fifteen (15) percent per year. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease.  If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

36.11       Construction and interpretation of this Lease shall be governed by the laws of the state in which the Premises is located, excluding any principles of conflicts of laws.

36.12       Time is of the essence as to the performance of Tenant’s and Landlord’s obligations under this Lease.

36.13       All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. In the event of any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD		TENANT

GRA ASSOCIATES LIMITED, L.L.C., an Ohio Limited liability company, doing business in North Carolina as GRA DURHAM ASSOCIATES LIMITED, L.L.C.		GILEAD SCIENCES, INC.

By:	/s/ Thomas W. Adler	By:	/s/ Mark L. Perry

Name:	Thomas W. Adler	Name:	Mark L. Perry

Its:	MANAGING PRINCIPAL	Its:	Executive Vice President, Operations

Rules and Regulations

1.     The sidewalk, entries, and driveways of the Premises shall not be obstructed by Tenant, or its agents, or used by them for any purpose other than ingress and egress to and from the Premises.

2.     Tenant shall not place any objects, including antennas, outdoor furniture, etc., in the parking areas, landscaped areas or other areas outside of its Premises, or on the roof of the Premises, without the prior written consent of Landlord, not to be unreasonably withheld.

3.     Except for seeing-eye dogs or animals used in Tenant’s normal business operations, no animals shall be allowed in the offices, halls, or corridors in the Premises.

4.     Tenant shall not disturb adjoining buildings or houses by the use of any radio or musical instrument or by the making of loud or improper noises.

5.     Parking any type of recreational vehicles is specifically prohibited on or about the Premises.  Except for the overnight parking of operative vehicles, no vehicle of any type shall be stored in the parking areas at any time.  In the event that a vehicle is disabled, it shall be removed within 48 hours of determination of said disability.   All vehicles shall be parked in the designated parking areas in conformity with all signs and other markings.

6.     Tenant shall make reasonable efforts to maintain the Premises free from rodents, insects and other pests not used in Tenant’s normal business operations.

7.     Landlord reserves the right to exclude or expel from the Premises any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of the Rules and Regulations of the Premises.

8.     Tenant shall not cause Landlord to incur any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.  Landlord shall not be responsible to Tenant for any loss of property on the Premises, however occurring, or for any damage done to the effects of Tenant by the janitors or any other employee or person.

9.     Tenant shall give Landlord prompt notice of any defects in the water, lawn sprinkler, sewage, gas pipes, electrical lights and fixtures, heating apparatus, or any other service equipment affecting the Premises.

10.   Tenant shall not permit illegal storage outside the Premises or the illegal dumping of waste or refuse or permit any harmful materials to be illegally placed in any drainage system or sanitary system in or about the Premises.

11.   All moveable trash receptacles provided by the trash disposal firm for the Premises must be kept in the trash enclosure areas, if any, provided for that purpose.

12.   No auction, public or private, will be permitted on the Premises.

13    No awnings shall be placed over the windows in the Premises except with the prior written consent of Landlord.

14.   Tenant shall utilize only forklifts with non-marking or non-skid tires, and shall be responsible for the removal of any hand truck or forklift skid marks on the warehouse floor.

15.   The Premises shall not be used for lodging, sleeping or cooking or for any immoral or illegal purposes or for any purpose other than that specified in the Lease.  No gaming devices shall be operated in the Premises.

16.   Tenant shall ascertain from Landlord the maximum amount of electrical current which can safely be used in the Premises, taking into account the capacity of the electrical wiring in the Premises, and shall not use more than such safe capacity.  Landlord’s consent to the installation of electric equipment shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.

17.   Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage.

18.   Tenant shall not install or operate on the Premises any machinery or mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises and shall keep all such machinery free of vibration, noise and air waves which may be transmitted beyond the Premises.

19.   Tenant may bring upon the Premises and Property such hazardous substances as may be typically used for Tenant’s permitted use or to fulfill Tenant’s obligations under this Lease, without being in default hereunder, as long as said hazardous substances are used, stored and transported in compliance with all applicable laws, and specific written notice thereof is given to Landlord.

ADDENDUM ONE

ATTACHED TO AND A PART OF THE LEASE AGREEMENT

DATED June 12th, 2003 BETWEEN

GRA DURHAM ASSOCIATES LIMITED, L.L.C.

and

GILEAD SCIENCES, INC.

SECTION 1 – BASE RENT ADJUSTMENTS

Monthly Base Rent shall equal the following amounts for the respective periods of time set forth below:

Period	Monthly Base Rent
Months 01 through 12	$120,985.58
Months 13 through 24	$124,615.15
Months 25 through 36	$128,353.60
Months 37 through 48	$132,204.21
Months 49 through 60	$136,170.34
Months 61 through 72	$140,255.45

SECTION 2 – TENANT IMPROVEMENTS

Tenant agrees to spend at least $750,000 on HVAC repairs and/or modifications (in order to bring those systems up to a level of operation deemed satisfactory by Tenant) and at least $50,000 on mutually agreed to interior improvements (i.e., new paint and carpet) within the first twelve (12) months of the Lease Term.  The cost of any repairs and/or modifications that Tenant makes to the HVAC systems or towards interior improvements from November 1, 2002 up to the Commencement Date shall be credited toward the stated $750,000 and $50,000 minimum amounts, respectively.  As a material inducement to Landlord to enter into and execute this Lease, Tenant shall be required to spend this money on an on-going basis over the first twelve (12) months of the Lease Term.  At the completion of the twelfth (12th) month of the Lease Term, Tenant shall, on a cumulative basis have spent at least $750,000 towards HVAC and at least $50,000 towards interior improvements.  At the completion of the twelfth (12th) month of the Lease Term, Tenant shall be required to provide Landlord with copies of paid invoices for such stated expenditures for that period of time.  If Tenant fails to make such stipulated expenditures within said time periods, Tenant will pay Landlord, within forty-five (45) days thereafter, an amount equal to the difference between the stipulated expenditure amounts and the amounts actually spent thereon by Tenant.

SECTION 3 – HVAC MAINTENANCE CONTRACT

After having made the repairs and/or modifications to the HVAC systems referred to in Section 3, above, Tenant agrees to enter into and maintain through the term of the Lease, a regularly scheduled preventative maintenance/service contract for servicing all hot water, heating and air conditioning systems and equipment within the Premises. The Tenant shall have a qualified HVAC contractor, approved by Landlord, which approval shall not be unreasonably withheld, perform this work.  Tenant is required to start the maintenance/service contract within thirty (30) days of completion of the repairs and/or modifications to the HVAC system, and service visits shall be performed on a quarterly basis thereafter.  A copy of the maintenance/service contract must be provided to the Landlord within forty-five (45) days of the repairs and/or modifications to the HVAC systems.

The contract shall indicate the term of service (preferably one year) and include, but not be limited to, these service items as a part of the maintenance/service contract:

1)     Adjust belt tension;

2)     Lubricate all moving parts, as necessary;

3)     Inspect and adjust all temperature and safety controls;

4)     Check refrigeration system for leaks and operation;

5)     Check refrigeration system for moisture;

6)     Inspect compressor oil level and crank case heaters;

7)     Check head pressure, suction pressure and oil pressure;

8)     Inspect air filters and replace when necessary;

9)     Check space conditions;

10)   Check condensate drains and drain pans and clean, if necessary;

11)   Inspect and adjust all valves;

12)   Check and adjust dampers;

13)   Run machine through complete cycle.

SECTION 4 – CAP ON HVAC REPAIRS

Landlord shall place a cap at $15,000 per occurrence and/or at $50,000 per consecutive twelve (12) months on Tenant’s cost responsibility for future HVAC repairs, provided Tenant:  (i) completes at least $750,000 worth of mutually agreed to repairs and modifications to improve the overall performance and effectiveness of the systems from November 1, 2002 until the expiration of the first twelve (12) months of the Lease Term; (ii) provides Landlord with a certificate at the completion of said HVAC repairs/modifications from the HVAC contractor performing the work certifying that the systems are in proper working order; (iii) properly maintains the HVAC systems and is reasonable as to both the scope of work surrounding any necessary repairs and the costs expended for same; and (iv) has not been in default of the Lease.  Landlord shall reimburse Tenant for any reasonable HVAC expenditures in excess of the cap described above within thirty (30) days of receipt from Tenant of a detailed description of the work along with the associated HVAC contractor’s invoices for such work.

SECTION 5 – CAP ON CONTROLLABLE OPERATING EXPENSES

5.1           Tenant shall not be responsible to pay for Controllable Operating Expenses as hereinafter defined in excess of one hundred eight percent (108%) of the actual Controllable Operating Expenses of the previous year.  For purposes of this Section 5, Controllable Operating Expenses shall mean all routinely occurring Operating Expenses other than insurance, taxes, utility costs and snow removal.  Controllable Operating Expenses shall be determined on an aggregate basis and not on an individual basis.

5.2           Notwithstanding the foregoing, Tenant shall not be obligated to pay for estimated Controllable Operating Expenses for calendar year 2003 to the extent they exceed one hundred five percent (105%) of actual Controllable Operating Expenses for calendar year 2002.

SECTION 6 – RIGHT TO AUDIT

If Tenant disputes the amount of Operating Expenses as set forth in the Annual Statement from the Landlord, then Tenant may have Landlord’s books and records relating to Operating Expenses audited by a qualified professional selected by Tenant or by Tenant itself, provided (i) Tenant gives written notice of the audit within one hundred twenty (120) days of Tenant’s receipt of the Annual Statement, and (ii) Tenant is not in default under the Lease.  No subtenant shall have any right to conduct an audit and no assigns shall conduct an audit for any period during which such assignee was not in possession of the Premises.

Books and records necessary to accomplish any audit permitted under this Section shall be retained for twelve months after the end of each calendar year, and on receipt of notice of Tenant’s dispute of the Operating Expenses shall be made available to Tenant to conduct the audit, which (at Landlord’s option) may be either at the Premises, or at Landlord’s designated office in Raleigh, North Carolina.  If Tenant and Landlord dispute the amount of Operating Expenses after Tenant’s Audit, then Landlord’s independent certified public accountant shall consult with Tenant’s professional to reconcile any discrepancies.

SECTION 7 — ASSIGNMENT AND SUBLETTING CONSENT

7.1           Although Landlord shall not unreasonably withhold its consent to Tenant’s request for permission to assign the Lease or sublease all or part of the Premises, it shall be reasonable for the Landlord to withhold its consent to any assignment or sublease in any of the following instances:

(i)                                     The assignee or sublessee does not have a net worth of at least five million dollars ($5,000,000) calculated according to generally accepted accounting principles;

(ii)                                  The intended use of the Premises by the assignee or sublessee is not reasonably satisfactory to Landlord;

(iii)                               Occupancy of the Premises by the assignee or sublessee would, in Landlord’s opinion, violate any agreement binding upon Landlord with regard to the identity of tenants, usage within University Place, or similar matters;

(iv)                              The identity or business reputation of the assignee or sublessee will, in the good faith judgment of Landlord, tend to damage the goodwill or reputation of the Project;

(v)                                 In the case of a sublease, the subtenant has not acknowledged that the Lease controls over any inconsistent provision in the sublease; or

(vi)                              The proposed assignee or sublessee is a government entity.

7.2           The foregoing criteria shall not exclude any other reasonable basis for Landlord to refuse its consent to such assignment or sublease.

(a)                                  Any approved assignment or sublease shall be expressly subject to the terms and conditions of this Lease.

(b)                                 Tenant shall provide to Landlord all information concerning the assignee or sublessee as Landlord may reasonably request.

(c)                                  Landlord may revoke its consent immediately and without notice if, as of the effective date of the assignment or sublease, there has occurred and is continuing any default under the Lease.

SECTION 8 – TWO RENEWAL OPTIONS

8.1           Provided that as of the time of the giving of the First Extension Notice and the Commencement Date of the Extension Term, (x) Tenant is the Tenant originally named herein, (y) Tenant actually occupies all of the Premises initially demised under this Lease and any space added to the Premises, and (z) no Event of Default exists or would exist but for the passage of time or the giving of notice, or both; then Tenant shall have the right to extend the Lease Term for an additional term of seven (7) years (such additional term is hereinafter called the “First Extension Term”) commencing on the day following the expiration of the Lease Term (hereinafter referred to as the “Commencement Date of the First Extension Term”).  Tenant shall give Landlord notice (hereinafter called the First Extension Notice”) of its election to extend the term of the Lease Term at least twelve (12) months prior to the scheduled expiration date of the Lease Term.

8.2           Provided that as of the time of the giving of the Second Extension Notice and the Commencement Date of the Second Extension Term, (x) Tenant is the Tenant originally named herein, (y) Tenant actually occupies all of the Premises initially demised under this Lease and any space added to the Premises, and (z) no Event of Default exists or would exist but for the passage of time or the giving of notice, or both and provided Tenant has exercised its option for the First Extension Term; then Tenant shall have the right to extend the Lease Term for an additional term of seven (7) years (such additional term is hereinafter called the “ Second Extension Term”) commencing on the day following the expiration of the First Extension Term (hereinafter referred to as the “Commencement Date of the Second Extension Term”).  Tenant shall give Landlord notice (hereinafter called the “Second Extension Notice”) of its election to extend the term of the Lease Term at least fourteen (14) months, prior to the scheduled expiration date of the First Extension Term.

8.3           The Monthly Base Rent payable by Tenant to Landlord during the First Extension Term shall equal the following amounts for the respective period of time set forth below:

Period	Monthly Base Rent
Months 73 through 84	$148,670.78
Months 85 through 96	$153,130.90
Months 97 through 108	$157,724.83
Months 109 through 120	$162,456.57
Months 121 through 132	$167,330.27
Months 133 through 144	$172,350.18
Months 145 through 156	$177,520.68

8.4           The Base Rent payable by Tenant to Landlord during the Second Extension Term shall be the then prevailing market rate for comparable space in comparable buildings in the Raleigh-Durham area, taking into account the size of the Premises, the length of the renewal term, market escalations and the credit of Tenant.  The Base Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord’s not having to find a new tenant for such Premises, nor increased by reason of Tenant not having to incur relocation expenses.  In the event Landlord and Tenant fail to reach an agreement on such rental rate and execute the Amendment (defined below) at least fourteen (14) months prior to the expiration of the First Extension Term, then each party shall appoint a reputable, SIOR designated, commercial real estate broker located in, and with at least five (5) years commercial brokerage experience, in the Raleigh/Durham, North Carolina area to, within thirty (30) days thereafter, agree in writing on said market rate and subsequent annual market escalations applying the aforementioned factors. If the two (2) broker’ written opinions as to prevailing market rate are within ten percent (10%) of each other, the two rates shall be averaged to determine the market rate for all purposes hereunder.  If the two (2) brokers’ opinions are not within ten (10%) of each other, they will jointly appoint a third, reputable, SIOR designated, commercial real estate broker located, and with at least five (5) years commercial brokerage experience in, the Raleigh/Durham area, such broker to be subject to the reasonable approval of Landlord and Tenant, (the “Third Broker”).   Within thirty (30) days from the date of his appointment, the Third Broker shall make his determination of the proposed fair rental to be used to determine the Base Rent during the Second Extension Term.  If the Third Broker’s opinion is equal to one of the opinions of the first two brokers or is greater than the lower of the two brokers, but less than the higher of the two brokers, the Third Broker’s opinion shall be deemed to be the proposed fair rental to be used to determine the Base Rent during the Second Extension Term.  Otherwise, the broker’s opinion farthest from that of the Third Broker shall be disregarded and the average of the remaining two opinions shall be deemed to be the fair rental value to be used to determine the Base Rent during the Second Extension Term.

8.5           The determination of Monthly Base Rent does not reduce the Tenant’s obligation to pay or reimburse Landlord for Operating Expenses and other reimbursable items as set forth in the Lease, and Tenant shall reimburse and pay Landlord as set forth in the Lease with respect to such Operating Expenses and other items with respect to the Premises during the First Extension Term and Second Extension Term without regard to any cap on such expenses set forth in the Lease.

8.6           Except for the Monthly Base Rent as determined above, Tenant’s occupancy of the Premises during the First Extension Term and Second Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the initial Lease Term; provided, however, Tenant shall have no further right to any options to expand, contract, renew or extend the Lease.

8.7           If Tenant does not give the First Extension Notice or Second Extension Notice within the period set forth in paragraphs (8.1) or (8.2) above respectively, Tenant’s right to extend the Lease Term shall automatically terminate.  Time is of the essence as to the giving of the First Extension Notice and Second Extension Notice.

8.8           If the Lease is extended for either the First Extension Term or Second Extension Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Lease Term and the other provisions applicable thereto (the “Amendment”).

8.9           If Tenant exercises its right to extend the term of the Lease for the First Extension Term or Second Extension Term pursuant to this Section 9, the term  “Lease Term” as used in the Lease, shall be construed to include, when practicable, the First Extension Term or Second Extension Term, as applicable, except as provided in (8.6) above.

ADDENDUM TWO

MOVE-OUT CONDITIONS CHECKLIST

ATTACHED TO AND A PART OF THE LEASE AGREEMENT

DATED June 12th, 2003 BETWEEN

GRA DURHAM ASSOCIATES LIMITED, L.L.C.

and

GILEAD SCIENCES, INC.

Move-Out Conditions.

Per paragraph 21, Tenant is obligated to check and address prior to move-out of the facility the following items.  Landlord expects to receive the space in a well maintained condition, with normal wear and tear of certain areas acceptable.  The following list is designed to assist in the move-out procedures but is not intended to be all inclusive.

1.     All lighting is to be placed into good working order.  This includes replacement of bulbs, ballasts, and lenses as needed.

2.     All truck doors and dock levelers should be serviced and placed in good operating order.  This would include the necessary replacement of any dented truck door panels and adjustment of door tension to insure proper operation. All door panels which are replaced need to be painted to match the Premises.

3.     All structural steel columns in the warehouse and office should be inspected for damage.  Repairs of this nature should be pre-approved by the Landlord prior to implementation.

4.     Heating/air conditioning systems should be placed in good working order, including the necessary replacement of any parts to return the unit to a well-maintained condition.  This includes warehouse heaters and exhaust fans (if any).  Upon move-out, Landlord will have an exit inspection performed by a certified mechanical contractor to determine the condition.

5.     All holes in the sheet rock walls should be repaired prior to move-out.

6.     The carpets and vinyl tiles should be in a clean, stain free, condition and should not have any holes or chips in them.  Landlord will accept normal wear on these items provided they appear to be in a maintained condition.

7.     Facilities should be returned in a clean condition, which would include cleaning of the coffee bar, restroom areas, windows, and other portions of the space.

8.     The warehouse should be in clean condition with all inventory and racking removed.  There should be no protrusions of anchors from the warehouse floor and all holes should be appropriately patched and forklift marks, oil and other stains removed and the warehouse floor otherwise cleaned.  If machinery/equipment is removed, the electrical lines should be properly terminated at the nearest junction box.

9.     All exterior windows with cracks or breakage should be replaced.

10.   The Tenant shall provide keys for all locks on the Premises, including front doors, rear doors, and interior doors.

11.   Items that have been added by the Tenant and affixed to the Premises will remain the property of Landlord, unless agreed otherwise.  This would include but is not limited to mini-blinds, air conditioners, electrical, water heaters, cabinets, flooring, etc.  Please note that if modifications have been made to the space, Landlord retains the right to have the Tenant remove these at Tenant’s expense.

12.   All electrical systems should be left in a safe condition that conforms to code.  Bare wires and dangerous installations should be corrected prior to move-out.

13.   All plumbing fixtures should be in good condition and working order, including the water heater.  Faucets and toilets should not leak.

14.   All dock bumpers must be left in place and well secured.

15.   Tenant shall not be required under any provision of this Lease to place any portion of the Premises in better condition in which same was delivered to Tenant.

ADDENDUM THREE

AGREEMENT OF SUBORDINATION

NONDISTURBANCE AND ATTORNMENT

ATTACHED TO AND A PART OF THE LEASE AGREEMENT

DATED June 12th, 2003 BETWEEN

GRA DURHAM ASSOCIATES LIMITED, L.L.C.

and

GILEAD SCIENCES, INC.

THIS AGREEMENT is dated the             day of                  , 2003 between ALLSTATE INVESTMENTS, LLC, a Delaware limited liability company, as agent and investment manager for one or more of its affiliated insurance companies (“Lender”), Gilead Sciences, Inc., a Delaware corporation (“Tenant”), GRA Associates Limited, L.L.C., an Ohio limited liability company (“Borrower”).

RECITALS:

A.                   Tenant has executed that certain lease dated June 12th, 2003 (the “Lease”) covering the premises described in the Lease (“Premises”) in those certain buildings located at 4611 & 4615 University Drive, Durham, NC (the “Property”) and more particularly described in Exhibit A attached hereto and made a part hereof, by this reference; and

B.                    Borrower is or will become the Landlord under the Lease; and

C.                    Lender has made or has agreed to make a mortgage loan to Borrower secured by a mortgage or deed of trust encumbering the Property which includes an assignment of the Landlord’s interest in the Lease (the “Mortgage”); and

D.                   Tenant, Borrower and Lender desire to confirm their understanding with respect to the Lease and the Mortgage.

NOW, THEREFORE, in consideration of the covenants, terms, conditions, agreements contained herein, the parties hereto agree as follows:

1.             The Lease and any extensions, modifications or renewals thereof, including but not limited to any option to purchase or right of first refusal to purchase the Property or any portion thereof, if any, is and shall continue to be subject and subordinate in all respects to the Mortgage and the lien created thereby, and to any advancements made thereunder and to any consolidations, extensions, modifications or renewals thereof.

2.             Tenant agrees to deliver to Lender, in the manner set forth in Paragraph 7, a copy of any notice of default sent to the Landlord by Tenant.  If the Landlord fails to cure such default within the time provided in the Lease, Lender shall have the right, but not the obligation to cure such default on behalf of the Landlord within thirty (30) calendar days after the time provided for the Landlord to cure such default in the Lease or within a reasonable period if such default cannot be cured within that time, provided Lender is proceeding with due diligence to cure such default.  In such event Tenant shall not terminate the Lease while such remedies are being diligently pursued by Lender.  Further, Tenant shall not terminate the Lease on the basis of any default by the Landlord which is incurable by Lender (such as, for example, the bankruptcy of the Landlord or breach of any representation by the Landlord), provided Lender is proceeding with due diligence to commence an action to appoint a receiver or to obtain the right to possession of the Property by foreclosure, deed in lieu of foreclosure, or otherwise (“Foreclosure”) Tenant hereby agrees that no action taken by Lender to enforce any rights under the Mortgage or related security documents, by reason of any default thereunder (including without limitation, the appointment of a receiver, any Foreclosure or any demand for rent under any assignment of rents or leases) shall give rise to any right of Tenant to terminate the Lease nor shall such action invalidate or constitute a breach of any of the terms of the Lease.

3.             So long as Tenant is not in default under the Lease, Tenant’s possession and occupancy of the Premises shall not be disturbed by Lender during the term of the Lease or any extension thereof.

4.             If Lender succeeds to the interest of the Landlord under the Lease, subject to Tenant’s performance of its obligations under the Lease, the Lease will continue in full force and effect as a direct lease between Lender and Tenant, and subject to all the terms, covenants and conditions of the Lease and (b) Lender shall not disturb Tenant’s right of quiet possession of the Premises or interfere with Tenant’s other rights under the terms of the Lease so long as Tenant is not in default, beyond any applicable grace period, of any term, covenant or condition of the Lease and subject to the limitations herein set forth, shall perform the obligations on the Landlord’s part to be performed under the Lease after the date Lender acquires Title to the Premises.

5.             Tenant agrees that, if Lender shall succeed to the interest of the Landlord under the Lease, Lender, its successors and assigns, shall not be:

(a)                                  liable for any prior act or omission of the Landlord or any prior Landlord or consequential damages arising therefrom; except to the extent such act or omission continues after Lender succeeds to the interest of the Landlord under the Lease; or

(b)                                 subject to any offsets or defenses which Tenant might have as to the Landlord or any prior Landlord; or

(c)                                  required or obligated to credit Tenant with any rent or additional rent for any rental period beyond the then current month which Tenant might have paid the Landlord; or

(d)                                 bound by any cancellation or termination of the Lease (other than a unilateral termination made by Tenant pursuant to the terms of the Lease) or any material amendments or modifications of the Lease such as those affecting rent, term or permitted use made without Lender’s prior written consent; or

(e)                                  liable for refund of all or any part of any security deposit unless such security deposit  shall have been actually received by Lender.

The foregoing shall not, however:  (i)  relieve Lender or any other party succeeding to the interests of the Landlord as a result of any foreclosure of the obligation to remedy or cure conditions at the Premises which constitute a Landlord default under the Lease and which continue at the time of such succession or acquisition, and (ii) constitute a waiver by Tenant of any claims or causes of action it may have against the Landlord as a result of conditions or events which occurred prior to the succession by Lender to the interests of the Landlord.

6.             The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assignees.  The works, “Lender,” “Borrower” and “Tenant” shall include their respective heirs, legatees, executors, administrators, beneficiaries, successors and assigns.

7.             All notices, and all other communication with respect to this Agreement, shall be directed as follows:  if to Lender, c/o Commercial Mortgage Division,  3075 Sanders Road, Suite GSC, Northbrook, IL  60062-7127, Attention: Servicing Manager or such other address as Lender may designate in writing to Tenant and, if to Tenant, at the address set forth in the Lease or at such other address as Tenant may designate in writing to Lender.  All notices shall be in writing and shall be:  (a) hand-delivered;  (b)  sent by United States express mail or by private overnight courier; or (c)  served by certified mail postage prepaid, return receipt requested, to the appropriate address set forth above.  Notices served as provided in (a) and (b) shall be deemed to be effective upon delivery.  Any notice served by certified mail shall be deposited in the United States mail with postage thereon fully prepaid and shall be deemed effective on the day of actual delivery as shown by the addressee’s return receipt or the expiration of three business days after the date of mailing, whichever is earlier in time.

8.             Borrower has agreed under the Mortgage and other loan documents that rentals payable under the Lease shall be paid directly by Tenant to Lender upon any default by Borrower under the Mortgage.  After receipt of notice from Lender to Tenant, at the address set forth above or at such other address as to which Lender has been notified in writing, that rentals under the Lease should be paid to Lender, Tenant shall pay to Lender, or at the direction of Lender, all monies due or to become due to the Landlord under the Lease.  Tenant shall have no responsibility to ascertain whether such demand by Lender is permitted under the Mortgage, or to inquire into the existence of a default.  Borrower hereby waives any right, claim, or demand it may now or hereafter have against Tenant by reason of such payment to Lender, and any such payment shall discharge the obligations of Tenant to make such payment to the Landlord.

9.             This Agreement contains the entire agreement between the parties and no modifications shall be binding upon any party hereto unless set forth in a document duly executed by or on behalf of such party.

10.           This Agreement may be executed in multiple counterparts, all of which shall be deemed originals and with the same effect as if all parties had signed the same document.  All of such counterparts shall be construed together and shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LENDER:		TENANT:
ALLSTATE INVESTMENTS, LLC, As agent and investment manager		GILEAD SCIENCES, INC., a Delaware corporation

By:	/s/ Ralph Bergholtz	By:	/s/ Mark L. Perry

Its:	Authorized Signatory	Its:	Executive Vice President, Operations

BORROWER:

GRA ASSOCIATES LIMITED, L.L.C. an Ohio limited liability company

By:	/s/ Thomas W. Adler

Its:	MANAGER

ADDENDUM FOUR

MEMORANDUM OF LEASE

STATE OF:	NORTH CAROLINA
MEMORANDUM OF LEASE

COUNTY OF:

GRA ASSOCIATES LIMITED, L.L.C., a Ohio Limited Liability Company, doing business in North Carolina as, GRA DURHAM ASSOCIATES LIMITED, L.L.C. (“Landlord”), whose address is 1840 Stonelake Drive, Cleveland, Ohio  44122, hereby leases to Gilead Sciences, Inc., for a term beginning on October 1, 2003 and continuing for a period of seventy-two (72) months, approximately 100,126 square feet of space; allocated as follows, approximately 51,302 rentable square feet located at 4611 University Drive and approximately 48,824 rentable square feet located at  4615 University Drive, Durham, North Carolina.

The Lease does not contain an option to purchase.

The provisions set forth in a written lease agreement between the parties dated  June 12th , 2003 are incorporated herein by reference in this Memorandum.

This the 1st day of July, 2003

LANDLORD:

GRA ASSOCIATES LIMITED, L.L.C., an Ohio Limited liability company, doing business in North Carolina as GRA DURHAM ASSOCIATES LIMITED, L.L.C

By:	/s/ Thomas W. Adler
Title:	Manager

STATE OF OHIO		:

COUNTY OF	Cuyahoga	:

I, the undersigned Notary Public, certify that Thomas W. Adler, the Manager of GRA DURHAM ASSOCIATES LIMITED, LLC, a North Carolina Limited liability company, personally appeared before me this day and acknowledged the due execution of the foregoing instrument on behalf of the company.

Witness my hand and Notarial Stamp/Seal this 1st day of July, 2003.

Valarie Blondin
Notary Public
My Commission Expires:	3-23-05

EXHIBIT A

THE PREMISES

(To Be Attached)

EXHIBIT B

PARKING PLAN

(To Be Attached)